Exhibit 99.1

Agree Realty Corporation Announces
Sale of 1.0 Million Common Shares

Farmington Hills, Michigan, (January 20, 2005)—Agree Realty Corporation (NYSE: ADC) announced today that it has priced a public offering of 1,000,000 shares of its common stock at an offering price of $28.88 per share resulting in net proceeds of approximately $27.1 million. All shares were offered by the Company. Agree Realty intends to use the net proceeds from this offering to reduce outstanding indebtedness under its credit facility and for general corporate purposes. Raymond James & Associates, Inc. acted as the sole underwriter for the offering. The Company has also granted Raymond James & Associates, Inc. an over-allotment option to purchase an additional 150,000 shares of common stock.

The shares will be issued pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Copies of the prospectus relating to these securities may be obtained, when available, from Raymond James & Associates, Inc., Attn: Prospectus Department, 880 Carillon Parkway, St. Petersburg, Florida 33716.

Agree Realty Corporation is engaged in the ownership, management and development of properties, which are primarily single tenant net leased properties and neighborhood community shopping centers, leased to retail tenants. The Company owns and operates a portfolio of 54 properties containing approximately 3.5 million square feet of gross leasable area, located in 14 states. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol ADC.

Statements included herein that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed as implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors, which may impact the Company’s performance.

Source: Agree Realty Corporation

Contact: Ken Howe of Agree Realty Corporation, (248) 737-4190